UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 1, 2009 (February 4, 2009)

Date of Report (Date of earliest event reported)

TAPIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	88-0277072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 2-3590 West 4th Avenue Vancouver, British Columbia, Canada	V6N 3E6
(Address of principal executive offices)	(Zip Code)

(604) 264-8274

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

__________

Item 1.01 Entry into a Material Definitive Agreement

On and around February 4, 2009, we entered into a series of secured loan agreements pursuant to which we issued secured convertible debentures (the “Debentures”) with a term of 180 days.  The Debentures total a principal amount of $120,000 and carries a per annum interest rate of 30%.  In connection with the issuance of the Debenture, we entered into a Security Agreement with the Debenture holder that secured our assets until there has been full compliance with the terms of the Debenture.

In connection with the Debentures, we issued warrants to purchase 20,000 shares of our common stock for every $1,000 in face amount of the Debentures for a total of 2,400,000 warrants. The Warrants have a term of two years from the date of issuance.  A holder of the Warrants may exercise those Warrants at $0.02 subject to adjustments upon the occurrence of certain events like stock splits.  We have agreed that any shares into which the Debenture can be converted or into which the Warrants may be exercised shall be included in any registration statement that we may elect to file for the registration of our common stock.

The Secured Loan Agreements and the Security Agreement authorize us to issue up to another $55,000 of Debentures and 1,100,000 Warrants to additional investors.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02 Unregistered Sale of Equity Securities

On and around February 4, 2009, we issued warrants which are exercisable into 2,400,000 shares of our common stock at $0.02 per share.  The warrants were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation D and/or Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1                                Form of Debenture
Exhibit 10.2                                Form of Warrants
Exhibit 10.3                                Security Agreement, dated February 4, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

TAPIMMUNE INC.

By: /s/ Denis Corin
Denis Corin
President & Chief Executive Officer

March 31, 2009